For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports Continued Positive Net Income and Consistent
Growth for Fourth Quarter of 2009 — First Full Year of Bottom Line Profitability

Full-Year Revenues Increase 22.2% and Q4 2009 Revenues Increase 12.5%;
Full-Year Income Totals $1.4 Million; a $2.5 Million Positive Swing versus 2008 Loss;
and Net Income for Q4 2009 Up Over 75% vs. Prior Year

WASHINGTON, March 31, 2010 /PRNewswire-FirstCall/ — WidePoint Corporation (NYSE Amex: WYY), a specialist in wireless mobility management and cybersecurity solutions, today announced financial results for the three months and full year ending December 31, 2009.

Full Year 2009 Highlights
•	Net revenue for the year ended December 31, 2009 increased 22.2% to $43.3 million from $35.5 million in last year's comparable period.
•	Gross profit increased 44.3% to $9.5 million (21.9% gross margin), compared to $6.6 million (18.6% gross margin) last year.
•	Operating income was approximately $1.7 million, a $2.4 million improvement from an operating loss of approximately $0.7 million during 2008.
•
WidePoint reported its first profitable year, with net income of approximately $1.4 million, or $0.02 per diluted share, compared to a net loss of approximately $1.1 million, or ($0.02) per diluted share, in last year's comparable period.

•	The Company generated approximately $5.1 million in operating cash flow for the year and finished the year with $6.2 million in cash and cash equivalents as of December 31, 2009.

Fourth Quarter 2009 Highlights
•	Net revenue for the quarter ended December 31, 2009 increased 12.5% to $11.4 million from $10.2 million in last year's comparable period.
•	Growth was driven by a 30% year-over-year increase in Wireless Mobility Management segment revenue and a 50% increase in Cybersecurity Solutions revenues.
•	Gross profit increased 9.1% to $2.6 million (22.5% gross margin), compared to $2.4 million (23.2% gross margin).
•	Operating income was approximately $580,000, an 18.4% increase, compared to operating income of approximately $490,000 in last year's comparable period.

•	Net income increased 80.9% to approximately $515,000, compared to net income of approximately $285,000, in last year's comparable period.

Subsequent to Year End 2009
•
In January 2010, WidePoint through a wholly owned subsidiary, Advanced Response Concepts Corporation, acquired the assets and relationships of VUANCE, Inc's. Government Solutions Division, which focuses on security solutions for locating, credentialing, and managing critical personnel and “first responders” in emergency management situations.

Steve Komar, CEO, WidePoint commented, “This was a solid conclusion to an outstanding year, as we grew revenue both sequentially and year-over-year for every quarter this year, and expanded our gross profit and operating income steadily throughout the year. We also generated $5.1 million in operating cash flow to strengthen our balance sheet. Our Wireless Mobility Management segment continues to gain traction within the federal government, and we are increasing our presence in state and local government entities as well, due to our proven ability to manage mobile phone assets to optimize environments while substantially reducing expenses. In addition, our Cybersecurity Solutions segment, due in large part to our PKI-based Credentialing expertise, has grown significantly in the last year, expanding 50% compared to last year. Our progress during the last 12 months provides us with a growing degree of confidence that 2010 will represent another record year for WidePoint and its shareholders.”

Full-Year 2009 Results

Net revenue for the full year ended December 31, 2009 increased $7.8 million to $43.3 million, up 22.2%, compared to $35.5 million for last year's comparable period. For the full year, gross profit increased 44.3% to $9.5 million, representing 21.9% gross margin; as compared to gross profit of $6.6 million, equating to an 18.6% gross margin realized last year.

Total operating expenses were $7.8 million, or 18.0% of revenue, for the full year ended December 31, 2009 compared to $7.3 million, or 20.6% of revenue, for the comparable period last year. WidePoint's operating income was approximately $1.7 million compared to an operating loss of ($0.7) million in the same period last year. Net income was approximately $1.4 million, or $0.02 per basic and diluted share, compared to a loss of ($1.1) million, or ($0.02) loss per basic and diluted share, in the year ago period.

The Company generated approximately $5.1 million in operating cash flow for the year ended December 31, 2009, and it had $6.2 million in cash and cash equivalents as of December 31, 2009 compared to $4.4 million in cash and cash equivalents at December 31, 2008. Shareholders’ equity increased to $14.8 million at December 31, 2009, compared to $12.7 million at December 31, 2008.

Fourth Quarter Financial Results

Net revenue for the three months ended December 31, 2009 increased $1.2 million, or 12.5%, to $11.4 million from $10.2 million in last year's comparable period. This was primarily due to annual growth in the Wireless Mobility Management and Cybersecurity Solutions segments, which increased 30% and 50%, respectively.

Gross profit for the Quarter increased 9.1% to $2.6 million, representing 22.5% gross margin, compared to $2.4 million (23.2% gross margin) last year. Total operating expenses increased 6.7% to $2.0 million for the quarter ended December 31, 2009 compared to $1.9 million for the year-ago period. However, operating expenses as a percentage of sales declined 90 basis points to 17.5% from 18.4% in the year-ago period. WidePoint reported operating income of approximately $580,000 in the fourth quarter, up approximately 18.4% from approximately $490,000 in the fourth quarter last year.

Net income was approximately $515,000, compared to net income of approximately $285,000, in the year-ago period.

WidePoint CFO Jim McCubbin added, “During the Quarter ended, we reported solid gains in the quarter with improved revenue and gross margin momentum. We grew revenue by 12.5%, primarily in our Wireless Mobility and Cybersecurity Solutions segments as we expanded our marketing efforts and as various federal government agencies continue to sponsor and expand their programs. Gross profit, for the quarter, increased by 9.1% year over year primarily related to a greater mix of higher margin services offered by these same two segments. This led to improved operating and net margins despite the higher cost of revenue, and continues to demonstrate the leverage in our operating model. Lower-margin Consulting Services declined approximately 3% to $10.4 million from $10.7 million primarily due to a reduction in software reselling activities.”

Mr. Komar continued, “Subsequent to our Quarter and Year end, we acquired VUANCE, Inc's. Government Solutions Division software and services solution. We are currently re-positioning this WidePoint new market solution to be co-marketed with our existing PKI Credentialing service, and believe this acquisition significantly enhances our leadership position in the area of First Responder Authentication Credentialing. It also improves our ability to meet the accelerating demands from the Department of Homeland Security, as well as broadens our penetration of state and local first responder markets across the country.”

Mr. McCubbin concluded, “WidePoint made significant strides in expanding our profitability this year and we expect to continue that trajectory in 2010.  For 2010, management expects to:

•	Increase consolidated revenues by 20-30%
•	Expand gross margins and operating margins. Management has targeted gross margins in the range of 22-26% and operating margins in the range of 6-8%
•	Maintain or decrease selling, general and administrative costs as a percent of total revenue
•	Accelerate the growth rate of net income.”

Mr. Komar concluded, “We have already identified or are bidding on the projects necessary to achieve our 2010 goals, and we believe additional upside exists which could potentially allow us to exceed these aggressive targets.”

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Wednesday, March 31, 2010. Anyone interested in participating should call 1-888-846-5003 if calling within the United States or 1-480-629-9856 if calling internationally. There will be a playback available until April 6, 2010. To listen to the playback, please call 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use pin number 4265655 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=00007249.

About WidePoint

WidePoint is a specialist in providing wireless mobility management and cybersecurity solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including, Operational Research Consultants, Inc., iSYS, LLC, Protexx, Advanced Response Concepts, Inc., and WidePoint IL. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$6,238,788	$4,375,426
Accounts receivable, net of allowance of $52,650, $0 and $0, respectively	7,055,525	5,282,192
Unbilled accounts receivable	1,334,455	2,301,893
Prepaid expenses and other assets	359,563	267,666
Total current assets	14,988,331	12,227,177
Property and equipment, net	538,811	431,189
Goodwill	9,770,647	8,575,881
Intangibles,net	1,381,580	2,236,563
Other assets	75,718	110,808
Total assets	$26,755,087	$23,581,618
Liabilities and stockholders’ equity
Current liabilities:
Related party note payable	$-	$2,140,000
Short term note payable	102,074	97,158
Accounts payable	7,120,168	2,465,394
Accrued expenses	2,304,995	2,548,106
Deferred revenue	768,504	1,667,969
Short-term portion of long-term debt	520,855	486,707
Short-term portion of deferred rent	54,497	-
Short-term portion of capital lease obligation	112,576	107,141
Total current liabilities	10,983,669	9,512,475
Deferred income tax liability	313,782	156,891
Long-term debt, net of current portion	604,048	1,117,230
Deferred rent, net of current portion	7,312	-
Capital lease obligation, net of current portion	67,632	95,248
Total liabilities	11,976,443	10,881,844

Stockholders’ equity:

Common stock, $0.001 par value; 110,000,000 shares authorized; 61,375,333 and 58,275,514 shares issued and outstanding, respectively	61,375	58,276
Stock warrants	24,375	38,666
Additional paid-in capital	67,874,394	67,194,788
Accumulated deficit	(53,181,500)	(54,591,956)
Total stockholders’ equity	14,778,644	12,699,774
Total liabilities and stockholders’ equity	$26,755,087	$23,581,618

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended December 31,
	2009	2008

Revenues, net	$43,344,053	$35,458,953

Cost of revenues (including depreciation and amortization of $950,947 and $846,340, respectively)	33,845,685	28,877,994

Gross profit	9,498,368	6,580,959

Sales and marketing	1,145,955	901,007
General and administrative (including stock compensation expense of $146,782 and $563,108, respectively)	6,456,870	6,246,914
Depreciation expense	179,413	160,565
Income (loss) from operations	1,716,130	(727,527)

Other income (expenses):
Interest income	27,690	134,531
Interest expense	(176,424)	(336,638)
Other expense	(49)	(3,927)
Net income (loss) before provision for income taxes	1,567,347	(933,561)
Deferred income tax expense	156,891	156,891
Net income (loss)	$1,410,456	$(1,090,452)
Basic net income (loss) per share	$0.02	$(0.02)
Basic weighted-average shares outstanding	59,419,383	56,673,952
Diluted net income (loss) per share	$0.02	$(0.02)
Diluted weighted-average shares outstanding	60,608,984	56,673,952

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Three Months
	Ended
	December 31,
	2009	2008
Revenues, net	11,437,596	10,165,884

Cost of sales	8,858,906	7,802,760

Gross profit	2,578,690	2,363,124

Operating expenses
Sales and marketing	318,042	225,506
General and administrative	1,632,200	1,604,388
Depreciation expense	48,414	43,361
Total operating expenses	1,998,656	1,873,255
Income from operations	580,034	489,869

Other income (expense)
Interest income	5,403	28,758
Interest expense	(30,746)	(74,492)
Other expense	-	(2,229)
Total other income (expense)	(25,343)	(47,963)

Income before income taxes	554,691	441,906

Deferred income tax expense	39,223	156,891
Net income (loss)	515,468	285,015

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,

	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$1,410,456	$(1,090,452)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Deferred income tax expense	156,891	156,891
Depreciation expense	244,980	218,052
Amortization expense	885,380	788,852
Amortization of deferred financing costs	9,576	8,571
Share-based compensation expense	146,782	563,108
Loss on disposal of equipment	49	3,927
Changes in assets and liabilities, net of business combination –
Accounts receivable and unbilled accounts receivable	(805,895)	1,436,910
Prepaid expenses and other assets	123,096	145,411
Accounts payable and accrued expenses	3,802,779	(1,123,802)
Deferred revenue	(899,465)	1,571,295
Net cash provided by operating activities	5,074,629	2,678,763

Cash flows from investing activities:
Purchase of asset/subsidiary, net of cash acquired	(171,191)	(5,192,020)
Software development costs	(30,397)	(123,490)
Proceeds from sale of office equipment	—	250
Purchases of property and equipment	(258,249)	(96,300)
Net cash used in investing activities	(459,837)	(5,411,560)

Cash flows from financing activities:
Borrowings on notes payable	400,737	3,800,000
Principal payments on notes payable	(3,027,334)	(2,315,060)

Principal payments under capital lease obligation	(116,583)	(120,307)
Costs related to renewal fee for line of credit	(12,000)	—

Costs related to financing purchase of subsidiary	—	(13,713)
Proceeds from issuance of stock	—	4,080,000
Costs related to issuance of stock	—	(169,088)
Proceeds from exercise of stock options	3,750	14,400
Net cash (used in) provided by financing activities	(2,751,430)	5,276,232
Net increase in cash	1,863,362	2,543,435
Cash and cash equivalents, beginning of period	4,375,426	1,831,991
Cash and cash equivalents, ending of period	$6,238,788	$4,375,426

Supplementary cash flow information:
Cash paid for–
Interest	$321,780	$178,088
Income taxes	$—	$—

Supplementary Disclosure of non-cash Investing and Financing Activities:
Promissory Note issued for iSYS acquisition	$—	$2,000,000
Value of 1.5 million common shares issued as consideration in the acquisition of iSYS	$—	$1,800,000
Value of 690,510 and 184,817 earnout shares issued as additional consideration in the acquisition of iSYS	$517,882	$38,812
Insurance policies financed by short term notes payable	$152,479	$142,657
Capital leases for acquisition of property and equipment	$94,402	$41,473